FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

         THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this
"Amendment")  is made and entered into as of November  20, 1998,  by and between
Agri-Nutrition Group limited, a Delaware corporation ("AGNU"), Virbac S.A., a French corporation ("VBSA"), and Virbac, Inc., a Delaware corporation ("Virbac").

         WHEREAS, AGNU, VBSA and Virbac have entered into a certain Agreement and Plan of Merger, dated as of October 16, 1998 (the "Merger Agreement"), pursuant to which Virbac will merge with and into AGNU with AGNU as the surviving corporation.

         WHEREAS,  after  further  discussions,   AGNU,  VBSA  and  Virbac  have
determined to amend the Merger Agreement to reflect additional agreements of the parties on issues affected by the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

1. Defined Terms. Capitalized terms used in this Amendment will, unless otherwise defined in this Amendment, have the meanings assigned to them in the Merger Agreement.

2. Amendment of Article IV, Section 4.23 of the Merger Agreement. Article IV, Section 4.23 of the Merger Agreement is hereby amended by deleting the language thereof and substituting in lieu thereof the following:

                  "Section 4.23 Issuance of Shares. The Merger Shares and the shares issued pursuant to the Share Adjustment have been duly authorized by the AGNU Board of Directors and, when issued as contemplated by this Agreement, will be validly issued, fully paid and nonassessable, free of any preemptive rights created by, and not in violation of, any statute, the certificate of incorporation of AGNU, the bylaws of AGNU or any agreement to which AGNU is a party or by which AGNU is bound. The Merger Shares and the shares issued pursuant to the Share Adjustment will be exempt from registration under the Securities Act and under applicable Blue Sky Laws. The offering or sale of any of the Merger Shares and the shares issued pursuant to the Share Adjustment as contemplated by this Agreement does not give rise to any rights, other than those which have been waived or satisfied, for or relating to the registration of any securities of AGNU."

3.       Amendment  of Article  VI of the  Merger  Agreement.  (a)  Article  VI,
         Section 6.14 of the Merger Agreement is hereby amended by deleting the references therein to "Section 7.3(d)" and substituting in lieu thereof references to "Section 7.1(e)."

                  (b) Article VI, Section 6.9(b) of the Merger Agreement is hereby amended by deleting the references therein to "Section 10.1(h)" and substituting in lieu thereof references to "Section 10.1(g)."

4.       Amendment  of Article VII of the Merger  Agreement.  (a)  Article  VII,
         Section 7.2 of the Merger Agreement is hereby amended by adding a new paragraph "(g)" to Section 7.2 to read in its entirety as follows:


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                  "(g) Legal  Opinions  of VBSA's and  Virbac's  Counsel.  On or
         prior to the Closing  Date,  AGNU will have received the opinion of (i)
         McGregor  &  Adler,  LLP,  counsel  to  Virbac,   regarding  the  legal
         representations contained in Sections 3.1, 3.2, 3.3 and 3.4 of this Agreement and (ii) Herve Aoust, legal counsel to VBSA, regarding the legal representations contained in Section 3.4, provided, however, that such opinion shall substitute VBSA in lieu of Virbac in such legal representations."

                  (b) Article VII, Section 7.3 of the Merger Agreement is hereby amended by adding a new paragraph "(e)" to Section 7.3 to read in its entirety as follows:

                  "(e) Legal Opinion of AGNU's Counsel. On or prior to the Closing Date, VBSA and Virbac will have received the opinion of Dyer, Ellis & Joseph, counsel to AGNU, regarding the legal representations contained in Sections 4.1, 4.2, 4.3, 4.4 and 4.23 of this Agreement."

5.       Amendment  of  Article  IX,  Section  9.1(a) of the  Merger  Agreement.
         Article IX, Section 9.1(a) of the Merger Agreement is hereby amended by deleting the phrase "third anniversary" and substituting in lieu thereof the phrase "second anniversary."

6.       Amendment  of Article  X,  Section  10.1(i)  of the  Merger  Agreement.
         Article X, Section 10.1(i) of the Merger Agreement is hereby amended by deleting the language thereof and substituting in lieu thereof a new
         Section 10.1(i) to read in its entirety as follows:

                  "(i) by (A) either Virbac or AGNU on or before November 20, 1998 if such party objects to any of the matters reviewed pursuant to
         Section 6.1, provided, however, that any objection rendered by such party is based on reasonable and prudent business judgment and not made in an arbitrary and capricious manner, or (B) Virbac if it fails to receive an opinion of AGNU's environmental counsel in the form attached as Exhibit J hereto or assessment of an environmental engineering firm acceptable to Virbac, as the case may be; provided further, that if Virbac is unable to complete its investigation as a result of AGNU's failure to afford reasonable access to the properties and executive personnel of AGNU or promptly provide all material information requested by Virbac pursuant to Section 6.1, then Virbac may extend the termination date under this Section 10.1(i) to November 25, 1998; or".

7. Amendment of Exhibit C. Exhibit C of the Merger Agreement is hereby amended by deleting the phrase "and, provided further, that Parent may" in Section 6 thereof.

8. Amendment of Exhibit I. Exhibit I of the Merger Agreement is hereby amended by deleting the language of Exhibit I in its entirety and substituting in lieu thereof Exhibit I attached hereto.

9. Amendment of Appendix B. Items 4.11 and 4.18 of Appendix B to the Merger Agreement are hereby amended by deleting the language of such items in their entirety and substituting in lieu thereof Items 4.11 and
         4.18 attached hereto.

10. Reaffirmation of Merger Agreement. To the extent that any provision hereof conflicts with any provision of the Merger Agreement, the provisions hereof will control. Except as expressly modified hereby, the Merger Agreement remains in full force and effect in accordance with its original terms.

11.      Miscellaneous.


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         (a)  Counterparts.  This Amendment may be executed and delivered in one
or  more  counterparts,   and  by  the  different  parties  hereto  in  separate
counterparts, each of which when executed and delivered means be deemed to be an original but all of which taken together constitute one and the same agreement.

         (b) Governing Law. This Amendment is governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to applicable principles of conflicts of law.

         (c) Entire Agreement. This Amendment, the Merger Agreement and the Confidentiality Agreement (together with the Exhibits, the Schedules and the other documents delivered pursuant to the Amendment and the Merger Agreement) constitute the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.




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         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Agreement and Plan of Merger to be executed and delivered as of the date first written above.


AGRI-NUTRITION GROUP LIMITED




Bruce G. Baker
President and Chief Executive Officer


VIRBAC S.A.



By:
Name:
Title:

VIRBAC, INC.




Brian A. Crook
Chief Executive Officer